UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2002

LAWSON SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-33335

Delaware	41-1251159
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

380 St. Peter Street, St. Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

On June 28, 2002, Lawson Software Limited (Lawson), a wholly owned subsidiary of Lawson Software, Inc., acquired certain assets of Armature Limited and Armature Group Limited  (collectively “Armature”) for 5.0 million pounds sterling cash (approximately $7.6 million) in an asset purchase. Armature provided merchandising/category management and supply chain management solutions for retailers, consumer goods manufacturers and wholesalers.  The acquired assets included all software applications, related trademarks, technologies, and intangibles.

The acquisition will be accounted for as a purchase.  The purchase price was determined through arms-length negotiations between Lawson and the receivers, acting as agents for Armature, and was paid from Lawson’s immediately available cash funds.  Prior to this transaction, there were no material relationships between Lawson and Armature, nor any of their officers, directors, or affiliates.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)          Financial statements of business acquired.

Lawson will provide the financial statements required by paragraph (a) of Item 7 of Form 8-K promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if any such information is required, on a Form 8-K/A within 60 days from the date on which this report must be filed, on or before September 11, 2002.

(b) Pro forma financial information.

Lawson will provide the pro forma financial information required by paragraph (b) of Item 7 of Form 8-K promulgated by the Commission pursuant to the Exchange Act, if any such pro forma financial information is required, on a Form 8-K/A within 60 days from the date on which this report must be filed, on or before September 11, 2002.

(c)	Exhibits.

	Exhibit No.	Description
	2.1	Asset Sale Agreement dated as of June 28, 2002, by and among Lawson Software Limited, Armature Limited, Armature Group Limited, David Swaden and Anthony Supperstone, and Bank of America N.A.

	2.2	SC Inventory Management Technology, Inc. Bill of Sale

	2.3	Marwood Distribution Systems, Inc. Bill of Sale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934,

the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lawson Software, Inc.

Date: July 15, 2002	By: /s/ Robert G. Barbieri

Robert G. Barbieri
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Sale Agreement dated as of June 28, 2002, by and among Lawson Software Limited, Armature Limited, Armature Group Limited, David Swaden and Anthony Supperstone, and Bank of America N.A.

2.2	SC Inventory Management Technology, Inc. Bill of Sale

2.3	Marwood Distribution Systems, Inc. Bill of Sale

OMITTED SCHEDULES

The following schedules to the exhibits have been omitted pursuant to Regulation S-K Item 601, and will be provided upon written request to the Corporate Secretary of Lawson Software, Inc.

Schedule 1	Software Owned by Armature Limited
Schedule 2	Inward Agreements of Armature Limited
Schedule 3	Trademarks and Intellectual Property Licenses
Schedule 1	Purchased Assets
Schedule 1	Purchased Assets